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EXHIBIT 10.49

                                    EXHIBIT H

                                INTERIM AGREEMENT

         This agreement is entered into between Portland General Electric Company, an Oregon corporation with offices at One World Trade Center 1300, 121 SW Salmon Street, Portland, Oregon 97204 ("PGE"), and Group Long Distance, Inc., a Florida corporation with offices at 9500 Toledo Way, Irvine, California 92618 ("GLDI").

                                    RECITALS

         Concurrent with execution of this agreement, the parties are entering into a pilot program agreement (the "Pilot Agreement"), under which PGE will test a limited deployment of GLDI's HomeAccess microweb network (the "Program") (which PGE will market under the name "HomeAccess" or some other name selected by it), with the idea of deciding whether to do a full rollout of the Program in the territory covered by this agreement.

         The purpose of this agreement is to lock in certain business terms the parties have agreed upon, should PGE elect to proceed with the Program following the Pilot Agreement, and also to cover certain development activities that will be undertaken by the parties, both jointly and independently, to add to the Program certain features desired by PGE, including meter reading, messaging and certain other features, all as described in this agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. LICENSE. Subject to PGE satisfying its obligations to pay the consideration set forth in Section 4 of this agreement (including the minimum license fee of $150,000 per month), GLDI grants to PGE a 15-year paid-up, exclusive license to operate the Program in the state of Oregon. The Program will contain the minimum elements and features described in the Pilot Agreement and as additionally summarized in the attached Exhibit A, and GLDI will add additional elements and features in accordance with the schedule set forth in Exhibit A. During the period that PGE has this exclusive license, GLDI will not license or operate a similar or competing Program in Oregon (or in Washington or Nevada if PGE extends its territory to those states as provided in Section 6 below). Upon 90 days prior written notice, PGE may at any time discontinue payment of the $150,000 per month minimum license fee for Oregon or the $150,000 per month minimum license fees for Washington or Nevada should PGE extend its territory to either of those states, in which event PGE's license rights will become nonexclusive in such states.

         2. STOCK. Upon payment by PGE to GLDI of the Initial License Fees (as defined in Section 4.1.1 below) and Development Fees (as defined in Section 4.2 below), and execution and delivery to GLDI of an investment letter and such other documents as may be necessary to ensure compliance with applicable federal and state securities laws, GLDI will issue to PGE 310,000 shares of GLDI common stock, and PGE will execute the form of Shareholder Agreement attached as Exhibit B. With respect to this stock, PGE agrees to grant voting rights to Barbara Conrad during the term of the Interim Agreement, to vote the shares on its behalf. The rights and obligations of the parties under this section 2 will be subject to the warrant terms and conditions set forth in the attached Exhibit C, excluding provisions regarding the purchase price and payment of the purchase price.

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         3. WARRANT. Upon execution of a Long Term Agreement and execution and delivery to GLDI of an investment letter and such other documents as may be necessary to ensure compliance with applicable federal and state securities laws, GLDI will issue to PGE warrants to purchase 1,240,000 shares of common stock of GLDI for an aggregate purchase price of $4,000,000. The number of shares to be issued in conjunction with such warrants may be reduced by the shares issued to PGE as described in Section 4.4 below. The terms of the warrants are set forth in the attached Exhibit C. PGE may exercise these warrants anytime prior to 12 (twelve) months from the execution date of the Long Term Agreement. In no event will the combination of shares or warrants issued exceed 1,550,000 (as may be adjusted for dilution under section 7 of Exhibit C) aggregate shares of GLDI common stock.

         4. CONSIDERATION TO GLDI.

                  4.1 LICENSE FEES.

                           4.1.1 INITIAL LICENSE FEES. Upon execution of this
agreement, PGE will pay to GLDI the sum of $300,000 followed by five equal monthly payments of $150,000, beginning August 15, 2001 through December 15, 2001, making a total of $1,050,000. These payments (the "Initial License Fees") constitute the fees for participation in the pilot program (as provided in the Pilot Agreement), and for the option to extend the Program to other states as provided in Section 6 below. PGE will give notice of its election to proceed with full rollout no later than 90 days from the end of the Pilot Agreement, including any extension of the Pilot Agreement agreed to by the parties. Payment of the Initial License Fees is conditioned upon GLDI satisfying its obligation to add features to the Program and meeting the development schedule set forth in Exhibit A.

                           4.1.2 LONG-TERM LICENSE FEES. Should PGE elect to
proceed with full rollout of the Program in the State of Oregon, PGE will pay to GLDI a monthly license fee of $150,000 per month (the "Long-Term License Fees"), commencing upon a full rollout of the Program. Payment of the Long-Term License Fees is conditioned upon GLDI satisfying its obligation to add features to the Program and meeting the development schedule set forth in Exhibit A.

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                  4.2 DEVELOPMENT FEES. On July 6, 2001, PGE paid to GLDI the sum of $300,000 as the first payment of development fees. Beginning August 15, 2001 through December 15, 2001, PGE will pay to GLDI five equal monthly payments of $150,000, making the total development fees paid by PGE equal to $1,050,000. These payments (the "Development Fees") constitute fees for the development work referred to in Section 5 below and are conditioned upon GLDI satisfying its obligation to add features to the Program and meeting the development schedule set forth in Exhibit A. If PGE desires to have additional development work done beyond that called for in Exhibit A, expenses for such work will be charged to PGE on a time and materials basis.

                  4.3 REVENUE SPLIT. The parties will split revenues derived by PGE from operation of the Program, both during the pilot program and thereafter, 80% to PGE and 20% to GLDI, as set forth in the attached Exhibit D. GLDI's share of revenues will be paid to it monthly within 30 days of the end of each calendar month.

                  4.4 RECOUPMENT OF LICENSE FEES AND DEVELOPMENT FEES. PGE will receive a credit against payment of GLDI's share of the revenue split (as provided in Section 4.3 above) in the amount of the License Fees (both Initial and Long-Term) paid by PGE to GLDI, as provided in Sections 4.1.1 and 4.1.2 above, and such amounts will be recouped by PGE against payment of GLDI's share of the revenue split to the extent that GLDI's share exceeds the $150,000 per month minimum payments owed by PGE for each state for which it exercises license rights under this agreement. Stated alternatively, GLDI's share of the revenue split will not be paid to it, other than the $150,000 per month minimum license fees per state, until those amounts that otherwise would be payable to GLDI exceed the cumulative total of License Fees paid by PGE to GLDI. Thus, following recoupment by PGE of the $1,050,000 paid by it to GLDI as Initial License Fees, the Long-Term License Fees of $150,000 per month per state will constitute a minimum royalty, creditable against GLDI's portion of the long-term revenue split. PGE may at any time convert its credit into purchase of shares of common stock of GLDI at the price set forth in Section 3 above, and any exercise of this right to convert the credit into stock will reduce the total number of shares available for the issuance of warrants as set forth in Section 3 above.

                  4.5 GOOD-FAITH DISPUTES. If there is a good-faith dispute as to whether any fee is payable, the parties will make a good faith effort to resolve such dispute through negotiation, and if those efforts are not successful, the matter will be submitted to mediation as provided in Section
18.9 of the Pilot Agreement, and if not resolved through mediation, will be decided by an arbitrator agreed to by the parties or, absent such agreement, by judicial proceedings as provided in Section 18.8 of the Pilot Agreement. If it is determined that there are amounts payable by PGE, PGE will be given an opportunity to cure such default by paying the amounts owing, plus interest at 12% per annum from when they were due. Neither party may terminate this agreement while such a good-faith dispute is pending or during the cure period.

         5. DEVELOPMENT WORK. PGE desires to offer, in connection with the Program, meter reading and messaging services and other features, as described more particularly in the attached Exhibit A and as otherwise may be discussed and agreed upon by the parties. Implementing these features will require both GLDI and PGE to engage in some development work, both jointly and independently, to develop certain devices/software/technology. Each party will own any intellectual property previously owned by such party or developed by such party in connection with development activities. Jointly developed intellectual property will be owned by PGE; provided however GLDI will own any modifications or additions to its software; and PGE will own modifications or additions to the PGE intellectual property set forth in Exhibit E and any utility related applications, such as meter reading/messaging. The results of GLDI's development work, including appropriate rights as may be acquired from third parties, will be licensed to PGE as part of the license referred to in Section 1 above, without any additional license fees paid to GLDI, other than the compensation set forth in Section 4 of this agreement. In addition, third party costs (for instance CPS and MTC) will be paid by PGE; provided, however, that such costs are subject to prior written approval by PGE, which approval will not unreasonably be withheld.

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         6. ADDITIONAL STATES. PGE will have the option to extend the Program, subject to the terms of this agreement, to cover the states of Washington and Nevada, or either of them, subject to the same 80%/20% revenue split referred to in Section 4.3 above and subject to PGE paying to GLDI, for each state, as applicable, $150,000 per month as minimum royalties. Any minimum royalty fees paid for the above states may be recouped by PGE based on the terms described in
Section 4.4 above, based on revenues exceeding the minimum royalty fee of each state with such excess revenues to be credited against amounts owed to GLDI based on a 80%/20% revenue split. The license period for each additional state will be 15 years from PGE's notice to GLDI of its election to extend the Program to such state or states, and PGE's rights will be exclusive in such state(s). Such notice will be given by PGE no later than 6 (six) months following the end of the Pilot Agreement, and the first monthly minimum royalty payment for such state or states will be paid concurrent with such notice.

         7. FEATURES/SERVICES/MATERIALS. In connection with the Pilot Agreement or otherwise, PGE has developed or will develop certain features, services and materials that GLDI may desire to include in any version of the Program offered by it or its other licensees outside of the territory licensed by GLDI exclusively to PGE under this agreement. PGE's features, services and materials are described generally in the attached Exhibit E. GLDI will have the right to license any of these features, services or materials pursuant to a license agreement entered into between the parties containing customary protections for PGE's intellectual property. As compensation to PGE for such license, GLDI will pay to PGE 80% of the revenues received by GLDI in connection with license of these features, services or materials to other licensees. Such licenses will be subject to approval by PGE, which approval will not unreasonably be withheld.

         8. LONG-TERM AGREEMENT. If, following or in connection with the Pilot Agreement, PGE decides to proceed with full rollout of the Program, the parties will enter into a separate agreement covering the details of the long-term arrangement between the parties, it being recognized that the Program is evolving and that it is difficult for the parties now to set forth all of the elements of the Program on a long-term basis. The parties will negotiate such provisions in good faith; however, the essential business terms of such long-term arrangement are set forth in this agreement and are binding on the parties. If the parties are unable, after a reasonable period of good faith negotiations, to agree on any provisions of such long-term agreement, the matter will be submitted to mediation as provided in Section 18.9 of the Pilot Agreement, and if not resolved through such mediation, will be decided by an arbitrator agreed to by the parties or, absent such agreement, by judicial proceeding, as provided in Section 18.8 of the Pilot Agreement.

         9. PILOT AGREEMENT PROVISIONS. Except as altered by this agreement or as otherwise agreed to by the parties, the following provisions of the Pilot Agreement will apply to this agreement: Section 6, Trademarks; the obligations of PGE and GLDI, respectively, set forth in Sections 7 and 8 of the agreement, as modified to accommodate full deployment of the Program; Section 10, Expenses;
Section 11, Warranty/Indemnity; Section 12, Disclaimer; Section 13, Confidentiality; Section 14, Intellectual Property Ownership; Section 15, Access to Data; Section 16, Termination; Section 17, Source Code Escrow; and Section 18, Miscellaneous.

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         10. CROSS DEFAULT. Any breach of the Pilot Agreement will constitute a breach of this agreement, and vice versa.

         11. CONFIDENTIALITY. The parties will implement customary standards and procedures to protect confidential information relating to the Program, including confidential business information of each party. Such standards and procedures will encompass at least the standards and procedures used by such a party to protect its own confidential business information.

         12. TRADEMARKS. PGE may, but is not obligated to, use the HomeAccess trademark in connection with marketing the Program, and it may market the Program under a trademark selected and owned by it.

         13. BEST EFFORTS. In addition to its specific obligations under this agreement, GLDI will make reasonable best efforts to add features and national content to the Program, so as to maximize its attractiveness to its participants, and PGE will make reasonable best efforts to market the Program and to deploy the microweb enabled telephones in the territory covered by this agreement.

         14. INTELLECTUAL PROPERTY REPRESENTATION. GLDI represents that it owns or has the right to license any intellectual property licensed by it to PGE under this agreement, that entering into this agreement is not inconsistent with any agreement previously entered into by it, and that exercise by PGE of rights licensed to it under this agreement will not otherwise violate the intellectual property rights of any third party.

         15. EFFECTIVE DATE. This agreement will be effective when signed by both parties.

GROUP LONG DISTANCE, INC.                      PORTLAND GENERAL ELECTRIC COMPANY

By:                                            By:
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Its:                                           Its:
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Date:                                          Date:
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